EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and effective as of the 30th day of January, 2015, by and between ROBERTS REALTY INVESTORS, INC., a Georgia corporation (the “Company”) and CHARLES S. ROBERTS (“Employee”).

WHEREAS, the Company, Roberts Properties Residential, L.P, a Georgia limited partnership (together with the Company, the “Seller Parties”) and A-III Investment Partners LLC, a Delaware limited liability company (the “Purchaser”) have entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of November 19, 2014, pursuant to which, among other things, (i) on the date hereof, the Purchaser has purchased from the Company, and the Company has issued and sold to the Purchaser, 8,450,704 shares (the “Closing Shares”) of common stock, $.01 par value per share, of the Company, (ii) the Company has agreed, in general terms and subject to the terms and conditions of the Stock Purchase Agreement (including Section 1.3 thereof), to issue additional shares of Common Stock to the Purchaser if, as a result of a post-closing true-up that takes into account, among other things, the actual aggregate net sale proceeds received by the Company for its four Legacy Properties, the adjusted net asset value of the Company is less than the estimated aggregate net asset value determined as of the Closing Date (the “True-up”), and (iii) the Company will grant to Purchaser a warrant to purchase up to $38 million of additional shares of Common Stock at a purchase price per share that is determined after giving effect to the True-Up; and

WHEREAS, as an essential element of the willingness of the Seller Parties to agree to the True-up, the Stock Purchase Agreement provides that the Company and Employee shall enter into this Agreement to provide that Employee shall supervise the disposition by the Seller Parties of the Legacy Properties, subject to the terms and conditions of this Agreement; and

WHEREAS, Employee is willing to assume the duties provided below to achieve the business goals of the Seller Parties and the Purchaser as reflected in the True-up if and only if he has the broad authority described below;

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

  Condition of Employment; Title, Duties and Authority.
(a)	The Company agrees to employ Employee, and Employee accepts such employment, subject to the terms and condition of this Agreement. Employee shall be an officer of the Company and shall have the title of Executive Vice President. Employee shall conduct a marketing process (which may, but shall not be required in all cases to, include the use of third party commercial real estate brokers) with respect to the sale of the following properties that are currently owned by the Company (the “Legacy Properties”): North Springs, Northridge, Highway 20 and Bradley Park. Employee shall be responsible for the marketing process, including positioning the properties for sale, identifying buyers, and negotiating terms of sale that are customary for similarly situated properties. All sales shall be subject to approval by the Board of Directors of the Company, including by a majority of the independent members of the Board of Directors of the Company, which approval shall not be unreasonably withheld or delayed, subject to their fiduciary duties. The Company acknowledges that Employee shall not be required to, and in fact will not, devote his full-time business attention to his duties and responsibilities hereunder.

(b)	Employee shall keep the Company’s Chief Executive Officer informed, through telephone calls and emails, on a regular basis (and in any event no less frequently than bi-weekly), of the status of the marketing process with respect to the Legacy Properties. Employee shall provide copies to the Chief Executive Officer (and any other officer of the Company designated by the Chief Executive Officer) of the following written communications to the extent that Employee deems them to be material: term sheets, letters of intent, indications of interest, offers, due diligence requests, responses to due diligence requests and other material written communications with potential purchasers.
(c)	Without the express prior written consent of the Chief Executive Officer and, if applicable, the prior approval of the Board of Directors, which consent or approval shall not be unreasonably withheld or delayed, subject to their fiduciary duties, Employee shall not be authorized to enter into, on behalf of the Company or any of its affiliates, any agreement, contract, term sheet, letter of intent, indication of interest or other binding or non-binding agreement with a potential buyer of a Legacy Property with respect to any potential sale of a Legacy Property, and Employee shall promptly provide the Chief Executive Officer copies of all such documents once they are signed by Employee on behalf of the Company.
(d)	Employee is expressly authorized, without the prior written consent of the Chief Executive Officer or the prior approval of the Board of Directors, to engage, on behalf of the Company or any of its affiliates, any service provider, vendor, legal counsel, consultant, civil engineer, environmental consultant, architect, land planner, broker, surveyor, photographer, marketing firm, website designer or developer or other third party as Employee deems appropriate, necessary or helpful in selling the Legacy Properties, so long as such engagements are on terms that are commercially reasonable and do not, when taken together with all other Selling Costs (as such term is defined on Exhibit A hereto), cause the aggregate Selling Costs to exceed $810,362 (the “Budgeted Selling Costs”). In that regard, Employee is authorized to retain, on behalf of the Company or any of its affiliates, without the need for any further approval by the Chief Executive Officer, the services of employees of Roberts Properties, Inc. and Roberts Properties Construction, Inc. (the “Roberts Companies”) to assist with the sale of the Legacy Properties, including assisting Employee in negotiating letters of intent and sales contracts in that regard, providing potential buyers with due diligence materials, responding to requests by potential buyers, reviewing the closing documents, closing the sales and other related matters. The Company shall pay for such services of employees of the Roberts Companies in accordance with the Company’s current reimbursement arrangement with the Roberts Companies, and such reimbursements shall be part of the Selling Costs. Employee shall promptly provide the Chief Executive Officer copies of all agreements engaging third parties as described in this Section 1(d) once they are signed by Employee on behalf of the Company.
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(e)	Employee shall provide to the Company monthly statements of payment and reimbursement obligations and other Selling Costs incurred by Employee on behalf of the Company in accordance with this Agreement, together with copies of invoices, receipts and other reasonable documentation, and the Company shall pay or reimburse such amounts within 30 days after Employee provides such documentation to the Company. For the avoidance of doubt, Employee shall not have the right to bind the Company under any of the contractual arrangements referenced in Section 1(d) above or otherwise, to incur any costs or to obligate the Company to pay any amounts if and to the extent that any such contractual arrangements, costs or amounts, when taken together with all other Selling Costs, cause the aggregate Selling Costs to exceed the Budgeted Selling Costs.
(f)	The Company acknowledges that Employee’s business location shall be metropolitan Atlanta and, although Employee may be required to travel from time to time in the course of performing his duties for the Company, Employee shall not be required to relocate his residence or his place of business outside of the metropolitan Atlanta area.
2.	Term and Termination.
(a)	Term; Termination. The term of this Agreement shall commence on the date hereof and, unless sooner terminated as hereinafter provided, shall continue until the first (1st) anniversary of the date hereof (the “Term”). Notwithstanding the foregoing, this Agreement shall terminate earlier than the first (1st) anniversary of the date hereof in the event any of the following occurs prior to such first (1st) anniversary: (i) the death of Employee or long-term disability of Employee; (ii) termination of this Agreement by the Company for Cause in accordance with Section 2(b) below; or (iii) the closing of the sale of all of the Legacy Properties. Even if all of the Legacy Properties have not been sold by the first (1st) anniversary of the date hereof, this Agreement and Employee’s employment with the Company shall nonetheless terminate on the first (1st) anniversary of the date hereof, and the Company’s other officers shall immediately assume responsibility for the disposition of any remaining Legacy Properties.

(b)	Termination for Cause. The Company shall have the right to terminate Employee’s employment at any time prior to expiration of the Term upon delivery of written notice of termination for Cause (as defined below) to Employee (which notice shall specify in reasonable detail the basis upon which such termination is made), such employment to terminate immediately upon delivery of such notice (provided that Employee has received any prior notice and opportunity to cure required by this Section 2(b)), unless otherwise specified by the Board of Directors of the Company, if a majority of the independent members of the Board of Directors determines that Employee’s employment hereunder shall be terminated for Cause. “Cause” shall be deemed to have occurred if Employee: (i) has misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company, (ii) has been convicted of or entered a plea of “nolo contendere” for a felony which, in the reasonable opinion of a majority of the independent members of the Board of Directors, brings Employee or the Company into disrepute or is likely to cause material harm to the Company’s (or any affiliate of the Company) business, financial condition or prospects, (iii) has materially violated or breached any material provision of this Agreement and failed to cure such breach or violation to the reasonable satisfaction of the Board of Directors within 30 days after receipt of written notice of such breach or violation, or (iv) has violated any material law or regulation.

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(c)	Effects of Termination. Upon the expiration of the Term or the earlier termination of Employee’s employment hereunder, all rights and obligations of the parties arising under this Agreement shall immediately cease, except as follows:

(i)	if this Agreement is terminated prior to expiration of the one-year Term because of (1) the death of Employee or long-term disability of Employee; or (2) the earlier closing of the sale of all of the Legacy Properties, the Company shall (A) remain obligated to continue to pay the remaining amount of Employee’s Base Salary (as defined in Section 3(a) below) to Employee or Employee’s estate, as applicable, as if he had been employed through the first (1st) anniversary of the date hereof, which amount shall be paid to Employee or his estate, as applicable, in a lump sum not later than thirty (30) days after the termination of this Agreement, (B) promptly reimburse Employee under Section 3(b) below for all reasonable business expenses incurred through the date of termination of this Agreement and (C) promptly reimburse the Roberts Companies for all amounts that were incurred under, and in accordance with the terms and conditions of, Section 1(d) above through the date of termination of this Agreement; and

(ii)	Sections 4, 5, 6, 7 and 8 of this Agreement shall survive its termination or expiration.

3.	Compensation and Expenses.
(a)	Base Salary. During the Term, the Company shall pay Employee a base salary at the rate of $250,000 per annum (the “Base Salary”), payable on a monthly basis in equal monthly installments in accordance with customary payroll policies and procedures, including withholding requirements.
(b)	Business Expenses. During the Term, Employee shall be authorized to incur, and shall be reimbursed for, all reasonable out-of-pocket business expenses incurred by Employee in connection with the performance of his duties and responsibilities under this Agreement. “Reasonable” is defined as that which enables Employee to perform his duties for the Company (including meals and travel) comfortably but not extravagantly. Employee shall provide to the Company receipts or other reasonable documentation of such expenses for any individual expenditure over $25, and the Company shall reimburse Employee for such expenses promptly and in any event not later than 30 days after Employee provides such documentation to the Company. Employee shall provide the Chief Executive Officer with a monthly written summary of all reimbursable business expenses incurred by Employee.
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(c)	Employee Compensation and Related Expenses Not Part of Budgeted Selling Costs. Employee and the Company acknowledge that the Base Salary and related employment expenses incurred by the Company in connection with the employment of the Employee under this Agreement, and all business expenses incurred personally by Employee that are payable or reimbursable by the Company under this Agreement, shall not be Selling Costs that count towards the aggregate Budgeted Selling Costs under this Agreement, but such costs and expenses shall be deemed to be Selling Costs for purposes of the True-Up under the Stock Purchase Agreement. (Payments to the Roberts Companies shall not be deemed to be business expenses incurred personally by Employee.)
  Severability. In the event that any portion of this Agreement is determined to be invalid or unenforceable for any reason, such determination shall in no way affect the enforceability of other portions of the Agreement, which shall remain in full force and effect. To the extent that a court or other body construing this Agreement can render it enforceable by modifying any clause, while continuing to preserve the intent of the parties to protect their legitimate business interests, then the parties intend that the court or other body shall do so.
  Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the successors and permitted assigns of the Company. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that the Company may assign its rights and obligations hereunder to any successor in connection with any sale, transfer or other disposition of all or substantially all of the Company’s assets, stock, or business, whether by merger, share exchange, asset sale, consolidation or otherwise.
  Governing Law. The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with Georgia law excluding the “conflicts of law” rules thereof. Each party hereby expressly consents to the exclusive jurisdiction and venue of the state and federal courts located in Atlanta, Georgia for any lawsuit filed by either party arising from or relating to this Agreement.
  Waiver of Jury Trial. The parties waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or under any instrument, document or agreement delivered in connection herewith or hereafter and agree that any such action or proceeding shall be tried before a court and not before a jury.
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  Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior agreements and discussions between the parties in that regard. This Agreement may not be changed or amended orally but only by an agreement in writing signed by both the parties.
  Opportunity to Consult Counsel. Employee acknowledges receipt of a copy of this Agreement prior to the date hereof and also acknowledges having had ample time to consult counsel of Employee’s choice concerning the terms and conditions of this Agreement.
  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic means shall be considered original executed counterparts for purposes of this Section, provided that receipt of copies of such counterparts is confirmed.

[Signatures are on the following page]

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IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the day and year first written above.

THE COMPANY:

ROBERTS REALTY INVESTORS, INC.

By:	/s/ Charles S. Roberts

Name: Charles S. Roberts

Title: CEO and President

Address for Notices:

c/o Avenue Capital Group

399 Park Avenue

New York, New York 10022

Attention: Edward Gellert

Telephone: 212-850-7534

Email: egellert@avenuecapital.com

EMPLOYEE:

CHARLES S. ROBERTS

/s/ Charles S. Roberts

 Signature

Address for Notices:

Charles S. Roberts

375 Northridge Road

Suite 330

Atlanta, Georgia 30350

Telephone: (770) 394-6000

Email: cr@robertsproperties.com

[Signature page to Employment Agreement]

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Exhibit A

SELLING COSTS

Defined terms used in this Exhibit A and not defined shall have the meanings set forth in the Employment Agreement to which it is attached.

For purposes of this Exhibit A and the Employment Agreement, “Selling Costs” means (i) sales commissions, and (ii) all costs incurred by the Company or by Employee on behalf of the Company in connection with the performance of Employee’s duties under the Employment Agreement and the marketing and sale of the Legacy Properties (excluding Base Salary, reimbursable business expenses incurred by Employee, and other employment expenses incurred by the Company in connection with the employment of Employee), including but not limited to (A) costs incurred in connection with the engagement of any service provider, vendor, legal counsel, consultant, civil engineer, environmental consultant, architect, land planner, broker, surveyor, photographer, marketing firm, website designer or developer or other third party, (B) transfer taxes, (C) all costs incurred by the Company in connection with the services of employees of the Roberts Companies to assist with the sale of the Legacy Properties and (D) miscellaneous sales and closing costs.

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